UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2016
BABCOCK & WILCOX ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36876	47-2783641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	704 625-4900

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
As previously announced, on May 20, 2016, Babcock & Wilcox Enterprises, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with the shareholders (the “Sellers”) of SPIG S.p.A. (“SPIG”), pursuant to which the Company or its designee agreed to acquire all of the outstanding shares of SPIG for an aggregate purchase price of €155 million (or approximately $174 million) (the “Acquisition”). The purchase price is subject to certain working capital and other adjustments and is inclusive of the consideration for the non-compete and non solicitation covenants of the Sellers. On July 1, 2016, the Company consummated the Acquisition pursuant to the terms of the Agreement.
SPIG, which is based in Arona, Italy, is a global provider of custom-engineered cooling systems and services.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 2.1*	Sale and Purchase Agreement, by and among SPIG Holding S.p.A., Ambienta Cooling Technology S.r.l., the Shareholders of SPIG S.p.A, and Babcock & Wilcox Enterprises, Inc., dated as of May 20, 2016.
* Certain schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BABCOCK & WILCOX ENTERPRISES, INC.
By:	/s/ J. André Hall
J. André Hall Senior Vice President, General Counsel and Corporate Secretary
July 5, 2016

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 2.1*	Sale and Purchase Agreement, by and among SPIG Holding S.p.A., Ambienta Cooling Technology S.r.l., the Shareholders of SPIG S.p.A, and Babcock & Wilcox Enterprises, Inc., dated as of May 20, 2016.
* Certain schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.